EXHIBIT 10.3
AMENDMENT NO. 1 TO CREDIT AGREEMENT
May 28, 2010
Alon Refining Krotz Springs, Inc.
Park Central I
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention: Chief Financial Officer
Re: Supply and Offtake Agreement and Letter of Credit Facility
Ladies and Gentlemen:
     Reference is made to the Credit Agreement, dated as of March 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon Refining Krotz Springs, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank Hapoalim B.M., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Credit Agreement.
     Reference is also made to the Prepayment and Partial Release Letter, dated on or about May 28, 2010 (the “Payoff Letter”), between the Company and the Administrative Agent.
     The Company executed that certain Supply and Offtake Agreement, dated as of April 21, 2010 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Supply and Offtake Agreement”), between the Company and J. Aron & Company (“Aron”). As a condition precedent under the Supply and Offtake Agreement, the Company is required to deliver, or cause to be delivered, an irrevocable standby letter of credit in favor of Aron. To cause such letter of credit to be issued, the Company desires to enter into a Credit Agreement, dated on or about the date hereof (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “LC Credit Agreement”), between the Company and Goldman Sachs Bank USA (“Goldman”), pursuant to which Goldman shall, subject to satisfaction of the terms and conditions thereof, issue a letter of credit for the account of the Company.
     This Amendment No. 1 to Credit Agreement is executed in connection with the execution and delivery of the Supply and Offtake Agreement and the LC Credit Agreement by the Company to permit the transactions contemplated thereby.
     Section 1.01 of the Credit Agreement is hereby amended by inserting the following terms in alphabetical order:
“Goldman” shall mean Goldman Sachs Bank USA, together with its successors and assigns.
“J. Aron” shall mean J. Aron & Company, together with its successors and assigns.”
“LC Credit Agreement” shall mean the Credit Agreement dated as of May 28, 2010, between the Borrower and Goldman, as issuing bank, pursuant to which Goldman has committed to issue an irrevocable standby letter of credit for the account of the Borrower in a face amount up to $200,000,000, as the same may from time to time be amended, restated, supplemented, replaced or otherwise modified or refinanced in whole or in part.
“LC Documents” shall mean the Pledge and Security Agreement dated as of May 28, 2010, between the Borrower and Goldman, each letter of credit issued under the LC Credit Agreement, and any and all other documents now existing or entered into after the date hereof that grant a Lien on any assets of the Borrower to secure obligations owing under the LC Credit Agreement or any other document executed in connection therewith, as any of the foregoing may from time to time be amended, restated, supplemented, replaced or otherwise modified.
“Supply and Offtake Agreements” shall mean the Amended and Restated Supply and Offtake Agreement dated as of May 26, 2010, between the Borrower and J. Aron, together with all other documents executed in connection therewith (each as amended, supplemented, restated, replaced or otherwise modified from time to time), and any and all similar agreements executed after the date hereof pursuant to which the Borrower agrees to purchase its supply of crude from and sell refined crude to a third party.
     Section 3.16 of the Credit Agreement is hereby amended by deleting the last sentence thereof in its entirety.
     Section 5.11 of the Credit Agreement is hereby amended by deleting the second sentence thereof in its entirety.
     Section 6.01(a) of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (xi), (ii) deleting the period at the end of clause (xii) and replacing it with “; and”, and (iii) inserting the following as clause (xiii):
          (xiii) Indebtedness created under the LC Credit Agreement.
     Section 6.02 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (g), (ii) deleting the period at the end of clause (h) and replacing it with “; and”, and (iii) inserting the following as clause (i):
          (i) Liens created under the LC Documents.
     Section 6.07(a) of the Credit Agreement is hereby amended by amending and restating Section 6.07(a) in its entirety as follows:
Neither the Borrower nor any of its subsidiaries will enter into any Hedging Agreement except (A) Crack Spread Hedging Agreements, (B) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any of its subsidiaries has actual exposure (other than in respect of Indebtedness of the Borrower or any such subsidiary) and not for speculative purposes, (C) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its subsidiaries and not for speculative purposes, and (D) Supply and Offtake Agreements.
     Section 6.08 of the Credit Agreement is hereby amended by inserting the following as Section 6.08(c):
Notwithstanding anything to the contrary in this Section 6.08, the Borrower shall not make any Excess Cash Flow Offer (as defined in the Indenture) under the Indenture if at the time the Borrower would be required to make such Excess Cash Flow Offer under the Indenture (i) an RCF Availability Deficit (as defined in the Indenture) shall have occurred as of the last day of the month most recently ended prior to such time or would result therefrom or (ii) an RCF Event of Default (as defined in the Indenture) shall have occurred and be continuing.
     In addition, pursuant to the terms of the Payoff Letter, the Administrative Agent released its Liens on all of the ABL Priority Collateral (as defined in the Credit Agreement). Accordingly, any and all affirmative or negative covenants contained in any of the Loan Documents requiring (or restricting) liens on, or lien perfection with respect to, ABL Priority Collateral are deemed void and of no further force and affect.
     Except as set forth herein, the Credit Agreement and the other Loan Documents remain in full force and effect and are unaffected hereby.
     This Amendment No. 1 to Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the principles of conflicts of law). This Amendment No. 1 to Credit Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Amendment No. 1 to Credit Agreement by facsimile transmission, electronic mail or other form of electronic transmission shall be effective as delivery of a manually executed counterpart hereof
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Very truly yours, BANK HAPOALIM B.M. as the Administrative Agent and the sole Lender
By:	/s/ Maxine Levy
	Name:	Maxine Levy
	Title:	First Vice President

Acknowledged and agreed to as of the date first written above by: ALON REFINING KROTZ SPRINGS, INC.
By:	/s/ Shai Even
Name: Shai Even
Title: SVP & CFO